Exhibit 10.14

Non-Employee Director Compensation Policy

It is the Policy of First Security Group, Inc. and its Subsidiary(ies) (“Company”) to pay its Non-employee Directors for their service to the Company. Inside Directors of the Company are not compensated for participating on any of the Company’s boards because their current compensation level covers all expected duties including those related to the Board of Directors. In order to be eligible for Director Compensation, each Director is required to complete a W-9 and will receive a 1099 for said compensation at each year-end.

This policy, and the award levels contained herein, will be reviewed no less frequently than every other year to ensure competitiveness with typical market practices for similar organizations.

Non-employee Directors of the Holding Company

Annual Retainers

Annually, on or about the annual meeting date, each Non-employee Director shall be paid a $12,000 retainer fee for the next year’s service up to the next annual meeting. Said fee shall be pro rated for new Directors based on time until the next annual meeting.

The Holding Company Board shall maintain the following committees:

•	Audit/Corporate Governance Committee

•	Compensation Committee

•	Executive Committee

•	Nominating Committee

•	Asset/Liability Committee

•	Loan Committee

•	Property Committee

•	Trust Committee

The Audit/Corporate Governance, Compensation, Executive and Nominating Committees will meet as needed and the Chairperson of each shall receive an additional annual retainer of $5,000, unless the Chairperson is an inside director.

The Asset/Liability, Loan, Property, and Trust Committees will meet as needed and the Chairperson of each shall receive an additional annual retainer of $3,000, unless the Chairperson is an inside director.

Retainer fees for Board service and Chairpersonships shall be paid simultaneously.

Meeting Fees

Each Non-employee Holding Company Director shall be paid a $500 fee for attending each Board meeting and a $500 fee for attending each Committee meeting.

Expense Reimbursement

Each Non-employee Holding Company Director shall be reimbursed for expenses incurred in the course of fulfilling their duties to the Company (i.e. mileage, cell phone, parking, etc.) Requests for expense reimbursement should be well documented and submitted to the Secretary of the Board, who (after attaining proper approval) will deliver the request to the Accounting Department for payment.

Non-Employee Director Compensation Policy

Equity Compensation

Non-employee Directors will receive an annual grant of 5,000 stock options. Non-employee Directors who commence service on the Holding Company Board at any time other than immediately following the annual shareholder meeting will receive a Prorated Stock option grant based upon the number of months actually served.

All stock options granted to Non-employee Directors are subject to the terms of the company’s 2002 Long-Term Incentive Plan, and will be granted within 30 days of the commencement or renewal (if reelected) of service as a Director.

Board and Committee Meeting Attendance Policy

(for all Board and Committee Meetings)

The following Meeting Attendance Policy applies to all Non-employee Directors of the Holding Company Board, all Affiliate Bank Boards, and all Advisory Boards. Non-employee Directors who attend Board meetings or Committee meetings are only eligible for the fees described above for meetings that are attended in person. Directors who participate in a Board or Committee meeting via teleconference will receive 50% of the standard meeting fee.

Directors who participate in a Board meeting and Committee meeting on the same day will be eligible to receive fees for each of the meetings attended.

Exceptions to this policy must have prior approval by the Board of Directors of the Holding Company.